APPENDIX 1

THE FOLLOWING IS APPLICABLE TO THE DESIGNATED FUND'S 12b-1 PLAN:

1. For Colonial Money Market Fund and Colonial Municipal Money Market Fund, the first sentence of Section 6A is replaced with: "The Fund shall pay LFDI monthly a service fee at an annual rate of 0.25% of the net assets of its Class B and C Shares on the 20th of each month and a distribution fee at an annual rate of 0.75% of the average daily net assets of its Class B and C Shares."

2. For Colonial California Tax-Exempt Fund, Colonial Connecticut Tax-Exempt Fund, Colonial Florida Tax-Exempt Fund, Colonial Massachusetts Tax-Exempt Fund, Colonial Michigan Tax-Exempt Fund, Colonial Minnesota Tax-Exempt Fund, Colonial New York Tax-Exempt Fund, Colonial North Carolina Tax-Exempt Fund and Colonial Ohio Tax-Exempt Fund the first sentence of Section 6A is replaced with: "The Fund shall pay LFDI monthly
      (i) a service fee at the annual rate of (A) 0.10% of the net assets attributable to its Class A and Class B Shares outstanding as of the 20th day of each month which were issued prior to December 1, 1994, and
      (B) 0.25% of the net assets attributable to its Class A, B and C Shares outstanding as of the 20th day of each month which were issued on or after December 1, 1994, and (ii) a distribution fee at an annual rate of 0.75% of the average daily net assets of its Class B and C Shares."

3. For The Colonial Fund and Colonial Select Value Fund, the first sentence of Section 6A is replaced with: "The Fund shall pay LFDI monthly a service fee at an annual rate of 0.15% of the net assets on the 20th of each month of its Class A and B Shares outstanding which were issued prior to April 1, 1989, and 0.25% of the net assets on the 20th of each month of its Class A, B and C Shares issued thereafter, and a distribution fee at an annual rate of 0.75% of the average daily net assets of its Class B and C Shares."

4. For Colonial Strategic Income Fund, the first sentence of Section 6A is replaced with: "The Fund shall pay LFDI monthly a service fee at an annual rate of 0.15% of the net assets on the 20th of each month of its Class A and B Shares outstanding which were issued prior to January 1, 1993, and 0.25% of the net assets on the 20th of each month of its Class A, B and C Shares issued thereafter, and a distribution fee at an annual rate of 0.75% of the average daily net assets of its Class B and C Shares."

5. For Colonial Short Duration U.S. Government Fund and Colonial Intermediate Tax-Exempt Fund, the first sentence of Section 6A is replaced with: "The Fund shall pay LFDI monthly a service fee at an annual rate of 0.20% of the net assets on the 20th of each month of its Class A, B and C Shares and a distribution fee at an annual rate of 0.65% of the average daily net assets of its Class B and C Shares."

6. For Colonial Strategic Balanced Fund, the following sentence is added as the second sentence of Section 6A: "The Fund shall also pay LFDI an annual distribution fee not exceeding 0.10% of the average net assets attributed to its Class A Shares."

7.    Newport  Tiger Fund does not  offer a 12b-1  plan for  Class T and Class Z
      Shares.

8. Colonial Small Cap Value Fund, Colonial U.S. Growth & Income Fund, The Colonial Fund, Colonial High Yield Securities Fund, Colonial Value Fund, Colonial Select Value Fund, Stein Roe Advisor Tax-Managed Growth Fund, Newport Tiger Cub Fund and Newport Japan Opportunities Fund do not offer a 12b-1 plan for Class Z Shares.

9. The Funds with Class E, Class F, Class G and Class H share 12b-1 Plans are as follows: Stein Roe Advisor Tax-Managed Growth Fund.

10. The Funds with Class J share 12b-1 Plans are as follows: Colonial Strategic Income Fund.

11. Crabbe Huson Small Cap Fund, Crabbe Huson Equity Fund, Crabbe Huson Managed Income & Equity Fund and Crabbe Huson Contrarian Income Fund do not offer a 12b-1 plan for Class I Shares.

Dated: February 26, 1999

By:    Nancy L. Conlin, Secretary For Each Trust

By:    James Tambone, Chief Executive Officer
       Liberty Funds Distributor, Inc.